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                                                                    EXHIBIT 23.7

                     (RYDER SCOTT COMPANY, L.P. LETTERHEAD)



                      CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, we hereby consent to the incorporation by reference of our report letter dated February 8, 2001, our audit letter dated January 29, 2002 and our report letter dated January 22, 2003 (collectively, the "Reserve Letters"), each addressed to Westport Resources Corporation, in this Amendment No. 1 to the Exchange Offer Registration Statement on Form S-4 of Westport Resources Corporation (the "Amended Registration Statement"), to all references to our firm and the Reserve Letters included in or made a part of the Amended Registration Statement and to the reference to our firm as experts in the Amended Registration Statement.



/s/ RYDER SCOTT COMPANY, L.P.





Denver, Colorado
September 12, 2003